April 25, 2002


T. Rowe Price Equity Series, Inc.
100 East Pratt Street
Baltimore, Maryland 21202


Dear Sirs:

In connection with the proposed registration of shares of Capital Stock of your Company designated as the T. Rowe Price Blue Chip Growth Portfolio-II, T. Rowe Price Equity Income
Portfolio-II, T. Rowe Price Health Sciences Portfolio-II, and T. Rowe Price Mid-Cap Growth Portfolio-II, I have examined certified copies of your company's current Articles of Incorporation and By-Laws of your Company as presently in effect.

I am of the opinion that:

     (i) your Company is a corporation duly organized and existing user the laws of Maryland; and

     (ii) each of such authorized shares of Capital Stock of your Company, upon payment in full of the price fixed by the Board of Directors of your Company, will be legally and validly issued and will be fully paid and non-assessable.

I hereby consent to the use of this opinion as an exhibit to the Company's Registration Statement on form N-1A/A to be filed with the Securities and Exchange Commission for the registration under the Securities Act of 1933 of shares of Capital Stock of your Company designated as the T. Rowe Price Blue Chip Growth Portfolio-II, T. Rowe Price Equity Income Portfolio-II, T. Rowe Price Health Sciences Portfolio-II, and T. Rowe Price Mid-Cap Growth Portfolio-II.

Sincerely,
/s/Henry H. Hopkins
Henry H. Hopkins